Exhibit 99.1

MURPHY ANNOUNCES COMPLETION OF ITS US REFINERY SALES

EL DORADO, Arkansas, October 3, 2011 – Murphy Oil Corporation (NYSE: MUR) announced today that its wholly-owned subsidiary, Murphy Oil USA, Inc., has completed the sale of its two US refineries and related assets.

The Superior Refinery was acquired by a subsidiary of Calumet Specialty Products Partners, L.P. for a sales price of $214 million plus hydrocarbon inventories valued at approximately $220 million, subject to certain adjustments. The sale closed on September 30, 2011.

The Meraux Refinery was acquired by a subsidiary of Valero Energy Corporation for a sales price of $325 million plus hydrocarbon inventories valued at approximately $260 million, subject to certain adjustments. The sale closed on October 1, 2011.

David M. Wood, Murphy’s President and Chief Executive Officer, commented, “We are pleased to finalize the sale of both the Superior and Meraux refineries as these were important steps in our ongoing repositioning efforts.”

Davis Polk & Wardwell LLP acted as legal counsel to Murphy. Goldman, Sachs & Co. acted as financial advisor to Murphy.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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